Exhibit 10.1
Execution Copy

CREDIT AGREEMENT
dated as of
June 5, 2007
among
ASSET ACCEPTANCE CAPITAL CORP.
The Lenders Party Hereto
and
JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

i

ii

SCHEDULES:
Commitment Schedule
Schedule 2.06 — Existing Letters of Credit
Schedule 3.01 — Subsidiaries
Schedule 3.06 — Disclosed Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Borrowing Base Certificate

iii

     CREDIT AGREEMENT dated as of June 5, 2007 (as it may be amended or modified from time to time, this “Agreement”), among ASSET ACCEPTANCE CAPITAL CORP., the Lenders party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent,
     The parties hereto hereby agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Age Adjusted Percentage” means, with respect to any Receivables Portfolio of any Loan Party, (a) for the period from and including the date such Loan Party or its predecessor acquires such Receivables Portfolio to and including the end of the fourth full calendar month ending after such date, eighty-five percent (85%), and (b) for any subsequent calendar month beginning after such fourth full calendar month, the percent equal to eighty-five percent (85%) less three percent (3%) for each successive calendar month that has begun since the end of such fourth full calendar month.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Amortized Collections” means, for any period, (a) the excess of the aggregate amount of cash collections and cash proceeds received in respect of defaulted or charged-off Receivables purchased by the Borrower or its Subsidiaries (the “Purchased Receivables”) for such period over (b) the amount of revenues in respect of Purchased Receivables recognized over such period in the calculation of Consolidated Net Income.
     “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time) and (b) with respect to the Tranche B Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Tranche B Term Loans and the denominator of which is the aggregate outstanding amount of the Tranche B Term Loans of all Tranche B Term Lenders.
     “Applicable Margin” means, for any day, (a) with respect to any Eurocurrency Loan or ABR Loan that is a Tranche B Term Loan, as the case may be, the applicable rate per annum set forth below under the caption “Tranche B Eurocurrency Spread” or “Tranche B ABR Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date and (b) with respect to any Eurocurrency Loan or ABR Loan that is a Revolving Loan or with respect to the commitment fees or fees on Letters of Credit payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Eurocurrency Spread”, “Revolving ABR Spread”, “Commitment Fee Rate” or “Letter of Credit Fee”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

			Revolving
		Tranche B	Eurocurrency
		Eurocurrency	Spread and Letter	Tranche B	Revolving	Commitment
Level	Leverage Ratio	Spread	of Credit Fee	ABR Spread	ABR Spread	Fee Rate
I	< 0.375	2.00%	1.25%	1.00%	0.0%	0.25%
II	≥ 0.375 and < 0.625	2.00%	1.50%	1.00%	0.0%	0.30%
III	≥ 0.625 and < 0.875	2.00%	1.75%	1.00%	0.25%	0.35%
IV	≥ 0.875 and < 1.125	2.25%	2.00%	1.00%	0.50%	0.40%
V	≥ 1.125	2.25%	2.25%	1.00%	0.75%	0.50%
The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as of the end of each Fiscal Quarter. Adjustments, if any, to the Applicable Margin shall be effective the first day of the month following the month that the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). If the Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Margin shall be set at Level V until such financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin shall be set at Level IV as of the Effective Date hereof and may not be less than Level IV until adjusted based on the financials for the Fiscal Quarter ending December 31, 2007.
     “Approved Fund” has the meaning assigned to such term in Section 9.04.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Exposure for purposes of calculating the commitment fee under Section 2.12(a).
     “Availability Period” means the period from and including the Effective Date but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.
     “Banking Services” means each and any of the following bank services provided to the Borrower or any Guarantor by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” means any and all obligations of the Borrower or any Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Blocked Cash” means cash of the Loan Parties on deposit with the Administrative Agent in a separate blocked account and subject to an account control agreement satisfactory to the Administrative Agent.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Asset Acceptance Capital Corp., a Delaware corporation.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Tranche B Term Loan made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (c) a Swingline Loan.
     “Borrowing Base” means, as of any date, the following:
     (a) an amount equal to the aggregate Borrowing Base Value of all Receivables Portfolios of the Loan Parties as of such date, plus
     (b) (i) for the period from and including the Effective Date through December 31, 2007, $25,000,000, (ii) the period from and including January 1, 2008 through December 31, 2008, $15,000,000, and (iii) thereafter, $0; plus
     (c) the amount of Blocked Cash as of such date; minus
     (d) the outstanding principal balance of all Tranche B Term Loans; minus

     (e) all reserves which the Administrative Agent deems appropriate in its reasonable discretion to maintain with respect to the Collateral.
     “Borrowing Base Certificate” for any date means an appropriately completed report as of such date in substantially the form of Exhibit B hereto, certified as true and correct as of such date by a Financial Officer of the Borrower.
     “Borrowing Base Value” means, for any period, with respect to any Receivables Portfolio of any Loan Party, the product of (a) the purchase price paid by such Loan Party (or its Affiliate predecessor in interest) for such Receivables Portfolio, multiplied by (b) the Age Adjusted Percentage (expressed as a decimal) applicable to such Receivables Portfolio for such period; provided that, if at any time after the acquisition of any Receivables Portfolio by any Loan Party such Loan Party shall sell or otherwise dispose of a portion of such Receivables Portfolio, whether in one or a series of transactions, then the “Borrowing Base Value” for such Receivables Portfolio shall be determined by the product of (a) a pro rata portion of the purchase price paid by such Loan Party for such Receivables Portfolio (determined by the ratio that the aggregate face amount of the remaining Receivables in such Receivables Portfolio bears to the aggregate face amount of all the Receivables included in such Receivables Portfolio at the time of its acquisition), multiplied by (b) the applicable Age Adjusted Percentage. Notwithstanding anything to the contrary, the Borrowing Base Value with respect to any Receivables Portfolio shall be determined exclusive of any Receivables in such Receivables Portfolio that are not Eligible Receivables.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
     “Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capital Lease Obligations” means the aggregate principal component of capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Acceptable Owners, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Acceptable Owners. As used herein, “Acceptable Owners” means Quad-C, Nathaniel F. Bradley, IV, Mark Redman and their respective Affiliates.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Tranche B Term Loan Commitment.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all present or future real or personal property owned, leased or operated by a Person, which property is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.
     “Collateral Documents” means, collectively, the Security Agreements, any Mortgages and all other agreements, instruments and documents executed in connection with this Agreement at any time (either before, concurrently or after the Effective Date) that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other agreements, instruments and documents.
     “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Tranche B Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or in the Commitment and Acceptance, as applicable, pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Consolidated Adjusted EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued net of tax refunds, (c) depreciation expense, (d) amortization expense (excluding amortization of Receivables), (e) the Amortized Collections and (f) extraordinary non-cash losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.
     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Tangible Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, less the net book value of all goodwill and other assets which are deemed intangible assets under GAAP.
     “Consolidated Total Liabilities” means, at any date, the aggregate principal amount of all liabilities of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Tranche B Term Loans outstanding at such time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender with respect to which any of following is in effect (i) such Lender has refused to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.05 or to fund its portion of any unreimbursed payment under Section 2.06(e), or (ii) such Lender has notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.05, 2.06 or 2.07.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means June 12, 2007.
     “Eligible Receivable” of any Loan Party means any Receivable owned by such Loan Party that is payable in Dollars and in which such Loan Party has granted to the Agent for the benefit of the Banks and the Agent a first-priority perfected security interest pursuant to the Security Agreement, other than any such Receivable:
          (a) that is not a bona fide existing obligation for which good and sufficient consideration has been given;
          (b) with respect to which such Loan Party does not have good and marketable title pursuant to a legal, valid and binding assignment to such Loan Party;

          (c) that has been repurchased by, or returned or put-back to, the Person from whom such Loan Party acquired such Receivable;
          (d) all or any portion of which is subject to any Lien (except that in favor of the Agent under the Security Documents and Permitted Encumbrances), or if the consideration of which such Receivable constitutes proceeds is subject to any Lien;
          (e) that is due from or has been acquired from any Subsidiary or Affiliate of such Loan Party;
          (f) that is subordinate or junior in right or priority of payment to any other obligation or claim;
          (g) that was not created in compliance, in all material respects, with all Requirements of Law, or with respect to which such Loan Party, any Affiliate of such Loan Party or any officer, employee, agent or representative of such Loan Party or any such Affiliate has not complied with all Requirements of Law;
          (h) that is not an “account,” a “general intangible” or “chattel paper” under and as defined in Article 9 of the UCC; or
          (i) that is not, or with respect to which any of the underlying agreements, promissory notes or other instruments and documents is not, in form and substance, reasonably satisfactory to the Administrative Agent.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Event of Loss” means, with respect to any assets, any of the following: (a) any loss, destruction or damage of such assets; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such assets or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such assets, or confiscation of such assets or the requisition of the use of such assets.
     “Excess Cash Flow” means, for any period, without duplication,
     (a) the sum of:
(i) Consolidated Net Income for such period, plus
(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated Net Income, plus
(iii) Amortized Collections for such period, plus
(iv) (A) the excess of the aggregate amount of proceeds received from sales or other dispositions of Purchased Receivables during such period over (B) the aggregate amount of gain from such sales or other dispositions recognized over such period in the calculation of Consolidated Net Income, less
     (b) the sum of:
(i) the aggregate amount of all non-cash income items included in arriving at such Consolidated Net Income, plus

(ii) the aggregate amount of all Capital Expenditures, investments, Acquisitions, and Restricted Payments permitted hereunder, each to the extent (A) made or paid by the Borrower and its Subsidiaries in cash during such period solely to the extent permitted by this Agreement and (B) excluding any amount funded through the issuance of Indebtedness (excluding Loans under this Agreement) or Equity Interests, plus
(iii) the aggregate amount of all permitted regularly scheduled principal payments, optional prepayments and mandatory prepayments of Indebtedness of the Borrower and its Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), excluding any amount funded with proceeds from the issuance of Indebtedness (excluding Loans under this Agreement) or Equity Interests, plus
(iv) the aggregate amount of purchases of Purchased Receivables made in cash during such period, excluding any amount of such purchases funded with proceeds from the issuance of Indebtedness (excluding Loans under this Agreement) or Equity Interests.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (i) by the United States of America, (ii) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (iii) otherwise as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax; (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding Tax that would apply to or be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a); and (d) any United States withholding Tax that is imposed on amounts payable to any lender that is a United States person as defined in Section 7701(a)(30) of the Code that is attributable to such Lender’s failure to comply with Section 2.17(e).
     “Existing Letters of Credit” is defined in Section 2.06.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Fiscal Quarter” means each of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

     “Fiscal Year” means each annual accounting period of the Borrower ending on December 31 of each year.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located and any other Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     “Guarantor” means each existing and future Subsidiary.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” of any Person means, without duplication, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) Capital Lease Obligations of such Person, (i) all obligations of such Person under Swap Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), as reduced from time to time, (k) all Disqualified Equity, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, other than any forward purchase agreement for a Receivables Portfolio which is not classified as a liability on the balance sheet of the Borrower and its Subsidiaries under GAAP, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
     “Information Memorandum” means the Confidential Information Memorandum dated May 9, 2007 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
     “Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last day of each March, June, September and December (commencing with the last day of September, 2007) and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means each of JPMorgan Chase Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Leverage Ratio” means, as of the end of any Fiscal Quarter or Fiscal Year of the Borrower, the ratio of the Consolidated Indebtedness as of such Fiscal Quarter end or Fiscal Year end, as the case may be, to the Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters of the Borrower ending with such Fiscal Quarter end or Fiscal Year end, as the case may be.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service or other comparable service selected by the Administrative Agent, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

     “Loan Parties” means the Borrower and the Guarantors.
     “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their obligations under any of the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property owned by a Loan Party, including any amendment, restatement, modification or supplement thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means, without duplication (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys’ fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or to the Issuing Bank or any indemnified party arising under the Loan Documents.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning set forth in Section 9.04.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
          (g) minor imperfections in title that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
     (f) such other investments from time to time described on a list of standard acceptable investments of the Borrower delivered to and approved by the Administrative Agent.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Quad-C” means Quad-C Management, Inc.
     “Recapitalization” means the plan by the Borrower to return up to $150,000,000 to its shareholders pursuant to (a) a tender offer and other stock repurchase using up to $75,000,000 in the aggregate to repurchase shares its common stock, and (b) the use of remaining balance of the $150,000,000 to pay a special one-time cash dividend to the holders of the Borrower’s common stock, as further described in the Tender Offer Statement on Schedule TO and all exhibits thereto filed with the SEC on May 9, 2007, and all related transactions.
     “Receivable” of a Borrower means any right of such Borrower to the payment of money arising out of a consumer financing transaction, and which right was acquired by such Borrower with a group of similar rights.
     “Receivables Portfolio” of a Borrower means any group of Receivables of such Borrower acquired by such Borrower as part of a single transaction.
     “Register” has the meaning set forth in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Exposures, outstanding Tranche B Term Loans and unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Exposures, outstanding Tranche B Term Loans and unused Commitments of such Class, as applicable, at such time. The Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
     “Required Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time. The Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including, without limitation, usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System, the Fair Debt Collection Practices Act, and the Uniform Consumer Credit Code).
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.
     “Revolving Credit Maturity Date” means the fifth anniversary of the Effective Date or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

     “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
     “Sale” means the sale, lease, conveyance or other disposition of any assets, other than an Event of Loss.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.
     “Secured Obligations” means, collectively, (i) the Obligations, (ii) the Banking Services Obligations and (iii) the Swap Agreement Obligations owing to one or more Lenders or their Affiliates.
     “Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
     “Security Agreement” means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Loan Party granting a Lien on any of its personal property (including without limitation any Equity Interests owned by such Loan Party), each in form and substance acceptable to the Administrative Agent, entered into by any Loan Party at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” of the Borrower or any Subsidiary means any Indebtedness of such Person the payment and priority of which is subordinated to payment of the Secured Obligations, with customary payment blockage and other provisions, having a maturity no earlier than the date which is one

(1) year after the later of (a) the Revolving Credit Maturity Date and (b) the Tranche B Maturity Date and the terms and conditions of which are otherwise reasonably satisfactory to, the Administrative Agent.
     “Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Borrower.
     “Subsidiary Guaranty” means that certain Subsidiary Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
     “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder (to the extent the provider of such Swap Agreement is a Lender or was a Lender (or an Affiliate of any such Lender) at the time such Swap Agreement is entered into), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.05.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings in the nature of a tax imposed by any Governmental Authority.
     “Tranche B Term Lenders” means, as of any date of determination, Lenders having a Tranche B Term Loan Commitment.

     “Tranche B Term Loan” means a Loan made pursuant to Section 2.01(b).
     “Tranche B Term Loan Commitment” means (a) as to any Tranche B Term Lender, the aggregate commitment of such Tranche B Term Lender to make Tranche B Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Tranche B Term Lender and (b) as to all Tranche B Term Lenders, the aggregate commitment of all Tranche B Term Lenders to make Tranche B Term Loans, which aggregate commitment shall be $150,000,000 on the date of this Agreement. After advancing the Tranche B Term Loan, each reference to a Tranche B Term Lender’s Tranche B Term Loan Commitment shall refer to that Tranche B Term Lender’s Applicable Percentage of the Tranche B Term Loans.
     “Tranche B Maturity Date” means sixth anniversary of the Effective Date.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the Recapitalization.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Michigan or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Applicable Margin, all financial covenants and all other covenants, the Recapitalization, any Acquisition or any sale or other disposition outside the ordinary course of business by the Borrower or any of its Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis acceptable to the Administrative Agent.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments or the Borrowing Base and (b) each Tranche B Term Lender agrees to make a Tranche B Term Loan in dollars to the Borrower on the Effective Date, in an amount equal to such Lender’s Tranche B Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Tranche B Term Loans may not be reborrowed.
     SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Tranche B Term Loans shall amortize as set forth in Section 2.10.
     (b) Subject to Section 2.14, each Revolving Borrowing and Tranche B Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Tranche B Term Loan Borrowing would end after the Tranche B Maturity Date.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or telecopy) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
     If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this

Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Increase of Commitments. With the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), from time to time the Borrower may request to increase the Revolving Commitments in a minimum amount of $5,000,000, provided that the aggregate increase in the Revolving Commitments from the Effective Date shall not exceed $25,000,000. Any such request to increase the Revolving Commitments shall be deemed to be a certification by the Borrower that at the time of such request, there exists no Default and the representations and warranties contained in Article III are true and correct as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date. Any request from the Borrower to increase the Revolving Commitments shall be implemented by one or more existing Lenders agreeing to increase their Revolving Commitments (provided that no Lender shall have any obligation to increase any of its Revolving Commitments) or by one or more new lenders agreeing to become a Lender hereunder or by any combination of the foregoing, as determined by the Administrative Agent in consultation with the Borrower. Prior to any such increase in the Revolving Commitments becoming effective, the Administrative Agent shall have received:
(i) copies, certified by the secretary of each Borrower of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the increase in the Revolving Commitments;
(ii) a certificate, signed by a Financial Officer of the Borrower, showing that after giving effect to the increase in the aggregate Revolving Commitments, no Default shall occur and the Borrower shall be in compliance with all covenants in this Agreement;
(iii) copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of the Borrower or any Guarantor in connection with the increase in the Revolving Commitments, certified as true and correct in full force and effect as of the date of the increase by a duly authorized officer of the Borrower, or if none are required, a certificate of such officer to that effect;
(iv) evidence satisfactory to the Administrative Agent that no Material Adverse Effect shall have occurred with respect to the Borrower and its Subsidiaries since the most recent financial statements provided to the Lenders hereunder;
(v) if requested by the Administrative Agent, a confirmation and consent from each Guarantor to the increase in the Revolving Commitments; and
(vi) such other documents and conditions as the Administrative Agent or its counsel may have reasonably requested.
On the effective date of any such increase, (x) each Lender’s pro rata share Revolving Exposure shall be adjusted to equal its pro rata share determined after giving effect to such increase and (y) all Revolving Loans will be replaced with new Revolving Loans hereunder from the Lenders based on such adjusted pro rata share.
     SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the

Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the total Revolving Exposures exceeding the total Revolving Commitments or (iii) the total Revolving Exposures exceeding the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.
     (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     (c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, such Swingline Loan shall bear interest at the Alternate Base Rate and the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
     SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the total Revolving Exposures shall not exceed the Borrowing Base.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 10:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 8:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 10:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 8:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or

Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.
     SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Tranche B Term Loans shall be made as provided in Section 2.01(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with, and acceptable to, the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the Borrowing to be made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche B Term Loan Commitments shall terminate at 4:00 p.m., Chicago time, on the Effective Date and (ii) all other Commitments shall terminate on the Revolving Credit Maturity Date.
     (b) The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any Letters of Credit and (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to the LC Exposure as of such date).
     (c) The Borrower may from time to time reduce the Revolving Commitments; provided that each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
     (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of the Revolving Credit Maturity Date, the date three Business Days after demand by the Swingline Lender in its discretion if no Default exists or the demand by the Swingline Lender in its discretion if a Default exists. The Borrower shall repay the Tranche B Term Loans on the last day of each calendar quarter (commencing with the calendar quarter ending on or about September 30, 2007) in an aggregate principal amount equal to $375,000 (as adjusted from time to time pursuant to Section 2.11(e)). To the extent not previously paid, all unpaid Tranche B Term Loans shall be paid in full in cash by the Borrower on the Tranche B Maturity Date.
     (b) If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the lesser of (i) the total Revolving Commitments or (ii) the Borrowing Base, the Borrower shall promptly repay such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans and Swingline Loans, the Borrower shall provide cash collateral for the LC Exposure in the manner set forth herein to the extent required to eliminate such excess.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to breakfunding payments pursuant to Section 2.16, subject to prior notice in accordance with paragraph (e) of this Section. Prepayments of Tranche B Term Loans under this Section 2.11(a) shall be applied to the remaining principal installments thereof in inverse order of maturity.
          (b) In addition to all other payments of the Tranche B Term Loans required hereunder, the Borrower shall prepay the Tranche B Term Loans by an amount equal to 100% of all of the Net Cash Proceeds, payable upon receipt of such Net Cash Proceeds, from any Sale or Event of Loss of any assets (exclusive of the sale of inventory, Receivables and scrap or obsolete material or equipment in the ordinary course of business upon customary credit terms), to the extent said Net Cash Proceeds exceed $5,000,000 in aggregate amount in any Fiscal Year, provided that:
                    (i) With respect to Net Cash Proceeds from the Sale of any equipment, such Net Cash Proceeds may be used to purchase similar equipment of comparable value, subject to the following conditions: (x) no Default exists on the date of such Sale or of the proposed expenditure to purchase similar equipment of comparable value, (y) such Net Cash Proceeds shall be used to purchase similar equipment of comparable value within 180 days following the date of such Sale and (z) any such amounts in excess of $5,000,000 shall be deposited in escrow with Agent, to be paid out when such equipment is purchased; provided that, if any of the foregoing conditions are not satisfied at any time then all such Net Cash Proceeds, whether held in escrow, held by the Borrower or otherwise, shall then used to prepay the Secured Obligations by the amount thereof.
                    (ii) With respect to Net Cash Proceeds from insurance paid with respect to any Event of Loss, such Net Cash Proceeds may used to replace, rebuild or repair the assets for which such Net Cash Proceeds were paid, subject to the following conditions: (x) no Default exists on the date of such Event of Loss or of the proposed expenditure to replace, rebuild or repair, (y) the Borrower delivers a certificate to Administrative Agent within 10 Business Days of the receipt of any Net Cash Proceeds from insurance due to such Event of Loss stating that such Net Cash Proceeds shall be used to replace, rebuild or repair such assets within 180 days following the date of such Event of Loss (which certificate shall set forth the estimates of the proceeds to be so expended and when they will be expended)

and such replacement, rebuilding or repair is completed within 180 days following the date of such Event of Loss, provided that, if such replacement, rebuilding or repair cannot be completed within such 180 days due to seasonal conditions or other conditions outside the control of the Borrower and its Subsidiaries, each reference in this clause (y) to 180 days shall be deemed reference to 270 days, and (z) any such amounts in excess of $5,000,000 shall be deposited in escrow with Administrative Agent, to be paid out from time to time as work progresses based on such documents and other conditions as the Administrative Agent may reasonably require; provided that, if any of the foregoing conditions are not satisfied at any time then all such Net Cash Proceeds, whether held in escrow, held by the Borrower or otherwise, shall then used to prepay the Secured Obligations by the amount thereof.
          (c) In addition to all other payments of the Tranche B Term Loans required hereunder, the Borrower shall prepay the Tranche B Term Loans by an amount equal to 100% of the principal amount of any Subordinated Indebtedness or any other Indebtedness not currently permitted under this Agreement incurred by the Borrower or any of its Subsidiaries.
          (d) In addition to all other payments of the Tranche B Term Loans required hereunder, the Borrower shall prepay the Tranche B Term Loans by an amount equal to 50% of the Net Cash Proceeds of any issuance of Equity Interests by the Borrower, other than any issuance of Equity Interests by the Borrower solely as a result of stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
          (e) In addition to all other payments of the Term Loans required hereunder, on the date that is ten days after the earlier of (i) the date on which Borrower’s annual audited financial statements for each Fiscal Year (commencing with the financial statements for the 2008 Fiscal Year) are delivered pursuant to Section 5.01(a) or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01(a), the Borrower shall prepay the Tranche B Term Loans by an amount equal to (x) 50% of the Excess Cash Flow for such Fiscal Year if the Leverage Ratio was greater than 1.0 to 1.0 as of the end of such Fiscal Year, (y) 25% of the Excess Cash Flow for such Fiscal Year if the Leverage Ratio was less than or equal to 1.0 to 1.0 but greater than 0.875 to 1.0 as of the end of such Fiscal Year, or (z) 0% if the Leverage Ratio is less than or equal to 0.875 to 1.0 as of the end of such Fiscal Year. Notwithstanding the preceding sentence, if no Default exists each such prepayment may be deferred by Borrower for up to 90 days to minimize any break funding payments required to be paid by Borrower under Section 2.16. Each such prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.
          (f) All such amounts pursuant to Section 2.11(b), (c), (d) and (e) shall be applied, first to ratably prepay the Tranche B Term Loans (to be applied ratably to the remaining principal installments of the Tranche B Term Loans) and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to Eurodollar Loans in direct order of Interest Period maturities. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing and at the Borrower’s option, the Administrative Agent shall hold in escrow for the benefit of the Lenders all amounts required to be prepaid pursuant to such Sections and applied to Eurodollar Loans and shall release such amounts upon the expiration of the Interest Periods applicable to any such Eurodollar Loans being prepaid; provided, however, that upon the occurrence and during the continuance of an Event of Default, such escrowed amounts may be applied to Eurodollar Loans without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 2.16 resulting therefrom.

          (g) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing, and each prepayment of a Tranche B Term Loan Borrowing shall be applied in accordance with the terms hereof, in each case any such prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) breakfunding payments pursuant to Section 2.16.
     SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears within 15 days after the last day of each March, June, September and December (commencing with the last day of September, 2007) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% (or such other percentage as is agreed upon by the Issuing Bank and the Borrower) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to (A) unreimbursed LC Disbursements and (B) Existing Letters of Credit) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December (commencing with the last day of September, 2007) shall be payable within 15 days following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (c) The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan which is to bear interest with reference to the Alternate Base Rate) shall bear interest at the Alternate Base Rate plus the Applicable Margin. Swingline Loans for which an alternate interest rate is agreed upon between the Borrower and the Swingline Lender shall bear interest at such rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders under the applicable Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered;
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate in reasonable detail of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any replacement of Revolving Loans due to a re-allocation under the last paragraph of Section 2.04), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate in reasonable detail of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or U.S. Internal Revenue Service Forms W-8ECI (or successor forms), certifying to such Foreign Lender’s legal entitlement to an exemption from or reduction of U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide new Forms W-8BEN or Form W-8ECI (or successor forms) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction, in U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio-interest exemption” shall also furnish a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, together with Forms W-8BEN. Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and has not otherwise established that it is an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) for which witholding is not required shall deliver, on or before the date it becomes a party to the Agreement (and upon the expiration or obsolescence of any previously delivered form), to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with and establish an exemption from United States back-up withholding requirements.
     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest,

fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor 19, Chicago, Illinois 60603 or such other office designated by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) Any proceeds of Collateral or payments on Subsidiary Guaranties received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably (with amounts applied to the Tranche B Term Loans applied to installments of the Tranche B Term Loans in inverse order of maturity), to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and to payment of any amounts owing with respect to Swap Obligations and Banking Services Obligations (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due), fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender or any of their Affiliates by the Borrower, and sixth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
     (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.19. Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount or make any indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).
     SECTION 2.20. Departing Lenders; Replacement of Lenders.
     (a) If any Lender (i) shall become affected by any of the changes or events described in Sections 2.15 or 2.17 and the Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Departing Lender) of all amounts owed to such Departing Lender under Sections 2.15 or 2.17, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 2.20 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.15 or 2.17 and Section 9.03) while such Departing Lender was a Lender.
     (b) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.20, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section 2.20 without any further action of the Departing Lender.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.01, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2006, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Since December 31, 2006, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
     SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.12. Solvency. (a) The fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date; (e) no Loan Party is “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute); and (f) no Loan Party has incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party or any of its Affiliates.
     SECTION 3.13. Security Interest in Collateral; Borrowing Base. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon the filing of appropriate financing statements, the recordation of the applicable Mortgages and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral other than with respect to Liens expressly permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law. The Borrower and its Subsidiaries are not aware of any material part of any Receivables Portfolio owing by consumers that are not located in the United States of America. The Borrowing Base Value with respect to any Receivables Portfolio is determined exclusive of any Receivables in such Receivables Portfolio that are not Eligible Receivables. The aggregate amount of the Revolving Exposures of all Lenders does not exceed the lesser of the total Revolving Commitments or the Borrowing Base.
     SECTION 3.14. Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
     SECTION 3.15. No Default. No Default has occurred and is continuing.
     SECTION 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U, and X.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments, lien searches and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the Loan Documents, including without limitation all pledged share certificates and instruments, all stock powers and all other agreements, instruments and documents required by the Administrative Agent n connection with the Collateral Documents and other Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2005 and 2006 Fiscal Years and (ii) projections through 2011, together with such additional financial information as the Administrative Agent may reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
     (c) Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer or other executive officer of the Borrower, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) providing all agreements, documents and details with respect to the Recapitalization as requested by the Administrative Agent.
     (d) Fees. The Lenders and the Administrative Agent shall have received, substantially concurrently with the effectiveness hereof, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
     (e) Existing Credit Agreement. The Borrower shall have paid, concurrently with the initial Loans hereunder, in full in cash all obligations (other than the Existing Letters of Credit continued hereunder) under the existing credit agreement of its Subsidiaries and terminated such credit agreement and all liens and security interests relating thereto, all in a manner satisfactory to the Administrative Agent and its counsel.
     (f) Borrowing Base Certificate. The Borrower shall have delivered a Borrowing Base Certificate which calculates the Borrowing Base as of the end of April, 2007.
     (g) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05.
     (h) Debt Rating. The Borrower shall have obtained a Debt Rating of the credit facilities under this Agreement from Moody’s and S&P.
     (i) Miscellaneous. The Administrative Agent shall have received such other documents, and evidence of the satisfaction of such other conditions (including without limitation in connection with the recapitalization), as requested by the Administrative Agent.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that the Effective Date shall be deemed to have occurred upon the initial funding of Loans by the Lenders. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02)

at or prior to 4:00 p.m., Chicago time, on June 12, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) by no later than five (5) Business Days after the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC and the date 90 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being agreed that the furnishing of the Borrower’s Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 5.10(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);
     (b) by no later than five (5) Business Days after the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC and the date 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of the Borrower’s Quarterly Report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.01(b) with respect to such quarter);
     (c) within ten (10) Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) within ten (10) Business Days after any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that the Borrower shall be deemed to have delivered the information referred to in clause (e), when it provides notice that such information has been posted on the Internet website of the SEC (http://www.sec.gov), provided, further, if the Administrative Agent or a Lender requests such information to be delivered to it in hard copies, the Borrower shall furnish to the Agent or such Lender, as applicable, such information accordingly.
     (f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for any Indebtedness of any Loan Party, written notice of such rating change;
     (g) Not later than the 20 days after the end of each month, a Borrowing Base Certificate, together with supporting schedules setting forth such information as the Administrative Agent may request with respect to the aging, value and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, all prepared as of the close of business on the last day of each such month, in form and detail satisfactory to the Administrative Agent, and certified as true and correct by the chief financial officer of the Borrower.
     (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may

reasonably request.
     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
     SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will, and will cause each of its Subsidiaries to, permit independent agents or representatives acceptable to the Required Lenders to conduct an annual comprehensive field audit of the Borrower’s and each Guarantor’s books, records, properties and assets, including, without limitation, all collateral subject to the Security Documents, at the expense of the Borrower and the Guarantors.
     SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will not, and will not permit any of its Subsidiaries, to be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or Guarantor or from otherwise conducting business with the Borrower or Guarantor, or fail to provide documentary and other evidence of the Borrower’s or Guarantor’s identity as may be requested by any Bank at any time to enable such Lender to verify the Borrower’s or Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for refinancing certain Indebtedness in existence on the Effective Date and to complete the Recapitalization, working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     SECTION 5.09. Collateral Security; Further Assurances (a) To guarantee or secure the payment when due of the Secured Obligations, the Borrower shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent Collateral Documents granting or providing for the following:
          (i) Subsidiary Guaranties of all present and future Subsidiaries of the Borrower.
          (ii) Security Agreements granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the UCC) and all other personal property of the Borrower and each Guarantor.
          (iii) Mortgages and other documents and conditions required by the Administrative Agent with respect to any present and future real property owned by the Borrower or any Guarantor granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future owned real property.
          (iv) All other security and collateral described in the Collateral Documents.
     (b) The Borrower agrees that it will promptly notify the Administrative Agent of the formation or acquisition of any Subsidiary or other Subsidiary or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents. The Borrower agree that it will promptly execute and deliver, and cause each Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, the

Subsidiary Guaranties and Liens contemplated by this Agreement and the Collateral Documents. The Borrower shall deliver, and cause each Guarantor to deliver, to the Administrative Agent all original instruments payable to it with any endorsements thereto required by the Administrative Agent and all original certificated securities and other certificates with respect to any Equity Interests owned by the Borrower or any Subsidiary with any blank stock or other powers required by the Administrative Agent. Additionally, the Borrower shall execute and deliver, and cause each Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such certificates, legal opinions, title work and insurance, surveys, lien searches, environmental reports, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection therewith. The Borrower shall use its best efforts to cause each lessor of real property to the Borrower or any Guarantor where any material Collateral is located to execute and deliver to the Administrative Agent an agreement in form and substance reasonably acceptable to the Administrative Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Administrative Agent to enter such premises in connection therewith. The Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Borrower and the Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Administrative Agent.
     SECTION 5.10. Additional Covenants. If at any time the Borrower or any of its Subsidiaries shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $1,000,000, which includes any material covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent or the Required Lenders shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same material covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.
     SECTION 5.11. Depository Banks. Each Loan Party shall maintain the Administrative Agent or a Lender as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
     (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
     (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding; and
     (f) Swap Obligations permitted hereunder.
     SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
     (c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.
     SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Borrower or Guarantor may sell inventory, Receivables and scrap or obsolete material or equipment in the ordinary course of business upon customary credit terms, (ii) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) any Subsidiary/Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except
          (a) Permitted Investments;
          (b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;
          (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;
          (d) Guarantees constituting Indebtedness permitted by Section 6.01;
          (e) Acquisitions, provided that: (i) before and after giving pro forma effect thereto no Default exists or would be caused thereby and the representations and warranties contained in the Loan Documents shall be true and correct on and as of the date thereof (both before and after such Acquisition is consummated as if made on the date such Acquisition is consummated, (ii) if such Acquisition involves the acquisition of Equity Interests, the consummation of such Acquisition has been recommended by the Board of Directors and management of the target of such Acquisition, (iii) at least 5 Business Days’ prior to the consummation of such Acquisition, the Borrower shall have provided to the Lenders a certificate of a Financial Officer attaching pro forma computations acceptable to the Administrative Agent to demonstrate compliance with all financial covenants hereunder, (iv) at least 5 Business Days’ prior to the consummation of such Acquisition, the Borrower shall have delivered drafts all acquisition documents and other agreements and documents relating to such Acquisition which shall not materially differ from the final documentation for such Acquisition, and the Administrative Agent shall have completed a satisfactory review thereof and completed such other due diligence satisfactory to the Administrative Agent, (v) both before and after giving effect to such Acquisition, the Borrower is and will be able to borrow at least $15,000,000 of additional Revolving Loans, and (vi) the aggregate consideration paid or payable in connection with any such Acquisition and permitted by this proviso, including without limitation any Indebtedness assumed in connection therewith, all guarantees or other liabilities incurred in connection therewith, and all deferred payments and other direct or indirect consideration in connection therewith, shall not exceed $50,000,000 for any single Acquisition.
     SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary. The Borrower will maintain at all times on or after the date 90 days after the Effective Date one or more transactions of the type described in the definition of “Swap Agreements” with one or more financial institutions acceptable to the Administrative Agent in its reasonable discretion, providing for a fixed rate of interest on a notional amount of at least 25% of the principal amount of the Tranche B Term Loan and for an average weighted maturity and on other terms and reasonably acceptable to the Administrative Agent.
     SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) Restricted Payments up to $150,000,000 in the aggregate in accordance with the Recapitalization and (e) other Restricted Payments not to exceed (i) for the period from the Effective Date through December 31, 2008, $15,000,000 in aggregate amount or (ii) for the period after December 31, 2008, the sum of $25,000,000 plus 50% of Consolidated Net Income for the period after June 30, 2007 through the end of the most recently ended Fiscal Quarter prior to any such Restricted Payment, provided that no Restricted Payment under the foregoing clauses (d) or (e) will be permitted unless (x) no Default exists or would be caused thereby both before and after giving effect to such Restricted Payment and (y) the Borrower is and will be able to borrow at least $15,000,000 of additional Revolving Loans both before and after giving effect to such Restricted Payment.
     SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.
     SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
     SECTION 6.09. Change of Name or Location; Change of Fiscal Year. No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Collateral Documents, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of Lenders, in any Collateral), provided that, any new location shall be in the continental U.S. No Loan Party shall change its Fiscal Year or Fiscal Quarter end.
     SECTION 6.10. Amendments to Agreements. No Loan Party will, nor will any Loan Party permit its Subsidiary to, amend, supplement or otherwise modify (a) its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document in any manner materially adverse to the Lenders, or (b) any instrument or agreement evidencing or relating to any Subordinated Indebtedness except to the extent permitted by the related Subordination Agreement.
     SECTION 6.11. Prepayment of Indebtedness; Subordinated Indebtedness No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Lien permitted by Section 6.02 if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance herewith; and (iii) Indebtedness permitted hereunder upon any permitted refinancing thereof in accordance therewith. Notwithstanding anything herein to the contrary, no Loan Party shall directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.
     SECTION 6.12. Government Regulation. No Loan Party shall be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to any Loan Party or from otherwise conducting business with the Borrower or Guarantor, or fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lender at any time to enable such Lender to verify any Loan Party’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     SECTION 6.13. Financial Covenants.

     (a) Leverage Ratio. Permit or suffer the Leverage Ratio to exceed (i) 1.25 to 1.0 at any time on or before December 30, 2008, (ii) 1.125 to 1.0 at any time on or after December 31, 2008 and on or before December 30, 2010 or (iii) 1.0 to 1.0 at any time thereafter.
     (b) Tangible Net Worth. Permit or suffer the Consolidated Tangible Net Worth at any time to be less than the sum of (i) $80,000,000 plus (ii) an amount equal to 50% of positive Consolidated Net Income for the three consecutive Fiscal Quarters ending December 31, 2007 and for each Fiscal Year ending thereafter, such amount to be added as of December 31, 2007 and as of the end of each such Fiscal Year thereafter, as applicable, provided that if Consolidated Net Income is negative for the three consecutive Fiscal Quarters ending December 31, 2007 or for any Fiscal Year thereafter the amount added for any such period shall be zero and it shall not reduce the amount added for any other period.
     (c) Ratio of Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of the Consolidated Total Liabilities to the Consolidated Tangible Net Worth to exceed (i) 3.0 to 1.0 at any time on or before December 30, 2007, (ii) 2.50 to 1.0 at any time on or after December 31, 2007 and on or before December 30, 2008, (iii) 2.0 to 1.0 at any time on or after December 31, 2008 and on or before December 30, 2009, (iv) 1.75 to 1.0 at any time on or after December 31, 2009 and on or before December 30, 2010 or (v) 1.50 to 1.0 to any time thereafter.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
     (e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $5,000,000 for all periods;
     (m) a Change in Control shall occur; or
     (n) Any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable

Collateral Document, or any Collateral Document granting a Lien shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby or subordination to be created thereunder, except as permitted by the terms of this Agreement or any Collateral Document;
     (o) Any material subordination provision of any Subordination Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise cease to be in full force and effect, or the Secured Obligations shall for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;
     (p) any material provision of any other Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
     then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including (in the case of the Administrative Agent) execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New

York, New York or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     None of the Lenders, if any, identified in this Agreement as a Syndication Agent, Documentation Agent, co-agent or other similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Syndication Agent, Documentation Agent, co-agent or other similar title, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
     Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
     The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
     In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.
     The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
     Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each report (the “Reports”) prepared by or on behalf of the Administrative Agent; (b) such Lender expressly agrees and acknowledges that neither the Administrative Agent nor any Related Party (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, any of its Related Parties or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent and its Related Parties undertake no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither the Administrative Agent nor any of its Related Parties shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Administrative Agent or any of its Related Parties, (iii) to hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Loan Parties on their behalf the Collateral Documents and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.
          The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Loan Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders or all the Lenders, as the case may be, in writing.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (i) if to the Borrower, to it at 28405 Van Dyke, Warren, Michigan 48093, Attention: Mark A. Redman (Facsimile No. (586) 446-7832; Telephone No. (586) 446-7803), and General Counsel (Facsimile No. (586) 446-7832; Telephone No. (586) 446-1782), with a copy to Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243-1668, Attention: Michael Bernard (Telecopy No.: (313) 568-6832; Telephone No. (313) 568-5374);
          (ii) if to the Administrative Agent, Issuing Bank or Swingline Lender, to JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Mail Code IL1-0010, Attention: Edna Guerra (Telecopy No. (312) 385-7096; Telephone No. (312) 385-7090) with a copy to JPMorgan Chase Bank, National Association, 10 S. Main St., Ste. 104, Mt. Clemens, Michigan 48043, Attention: Timothy Rettberg (Telecopy No. (586) 468-8120; Telephone No. (586) 468-1166); and
          (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (x) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (y) sent by telecopy shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Except as set forth in this Section 9.02, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan

Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 or Section 2.04.
     (c) Notwithstanding Section 9.02(b), (i) this Agreement and any other Loan Document may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans or any replacement therefor (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), and all holders of the Refinanced Term Loans shall no longer be Lenders of the Refinanced Term Loans hereunder upon the payment in full of the Refinanced Term Loans and the Obligations relating thereto, (ii) this Agreement and any other Loan Document may be amended with the written consent of the Required Lenders, Lenders providing one or more additional credit facilities, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Incremental Credits”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and Tranche B Term Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to include reasonably appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Borrower in connection with the foregoing, (iii) no condition precedent to obtaining any Revolving Borrowing (including without limitation by amending or waiving any provision of Article III, V, VI or VII if the effect of such amendment or waiver would be to waive any such condition or otherwise allow the making of a Revolving Borrowing when it would not otherwise be permitted) or any other term relating to any Revolving Borrowing may be waived, amended or modified except with the written consent of the Required Revolving Lenders, (iv) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (v) any waiver, amendment or modification of any commitment letter or fee letter may be effected by an agreement or agreements in writing entered into only by the parties thereto.
     (d) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent hereby agrees with the Borrower that it shall (so long as no Event of Default has occurred and is continuing), release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations to make such payments, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent and the Swingline Lender; provided that no consent of the Administrative Agent or the Swingline Lender shall be required for an assignment of all or any portion of a Tranche B Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Tranche B Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Tranche B Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the

Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with Section 2.17 as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the

Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of Michigan, but giving effect to federal laws applicable to national banks.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any state of federal court in the State of Michigan in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts in Michigan. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the prior consent of the Borrower or (h) to the extent such Information becomes (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower with respect to the Borrower or any of its Subsidiaries or any of its or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
     SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.16. Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.
     SECTION 9.17. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASSET ACCEPTANCE CAPITAL CORP.
By	/s/ Nathaniel F. Bradley IV
	Name:	Nathaniel F. Bradley IV
	Title:	President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Administrative Agent,
By	/s/ Timothy E. Rettberg
	Name:	Timothy E. Rettberg
	Title:	Vice President

CHARTER ONE BANK, N.A.
By	/s/ André A. Nazareth
	Name:	André A. Nazareth
	Title:	Vice President

CITIZENS BANK
By	/s/ Troy Stevenson
	Name:	Troy Stevenson
	Title:	Vice President

WELLS FARGO FOOTHILL, LLC, A Delaware limited liability company, as Lender
By	/s/ John Reniger
	Name:	John Reniger
	Title:	Vice President

COMERICA BANK
By	/s/ Bryndon C. Skelton
	Name:	Bryndon C. Skelton
	Title:	Vice President

WELLS FARGO FOOTHILL, LLC, A Delaware limited liability company, as Lender
By	/s/ John Reniger
	Name:	John Reniger
	Title:	Vice President

COMERICA BANK
By	/s/ Bryndon C. Skelton
	Name:	Bryndon C. Skelton
	Title:	Vice President

FIFTH THIRD BANK, a Michigan Banking Corporation
By	/s/ John Antonczak
	Name:	John Antonczak
	Title:	Vice President

LASALLE BANK MIDWEST N.A.
By	/s/ Mark Ossman
	Name:	Mark Ossman
	Title:	Vice President

BANK OF SCOTLAND
By	/s/ Karen Weich
	Name:	Karen Weich
	Title:	Vice President

BMO CAPITAL MARKETS FINANCING, INC.
By	/s/ Michael Cameli
	Name:	Michael Cameli
	Title:	Director

NATIONAL CITY
By	/s/ Michael Kell
	Name:	Michael Kell
	Title:	Vice President

FIRST BANK
By	/s/ Keith M. Schmelder
	Name:	Keith M. Schmelder
	Title:	Senior Vice President

ISRAEL DISCOUNT BANK OF NEW YORK
By	/s/ Robert J. Fainelli
	Name:	Robert J. Fainelli
	Title:	First Vice President

By	/s/ James Jordan
	Name:	James Jordan
	Title:	First Vice President

GOLDEN TREE ASSET MANAGEMENT, LP
By	/s/ Karen A. Weber
	Name:	Karen A. Weber
	Title:	Director -- Bank Debt